Exhibit 10.22

EXCLUSIVE LICENSE OPTION AGREEMENT

between

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

and

COCRYSTAL DISCOVERY, INC.

Dated as of September 13, 2011

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.

Table of Contents

1.	Definitions and Interpretation	1
1.1.	Preamble and Annexes	1
1.2.	Definitions	1
1.3.	Rules of Interpretation for this Agreement	10
2.	Joint Development Committee	11
2.1.	Establishment and Membership	11
2.2.	Duties	11
2.3.	Meetings	11
2.4.	Decision Making	11
2.5.	Dismissal of JDC	11
2.6.	Limitation of Powers	12
3.	Option to License With Respect to Each Target	12
3.1.	License Option	12
3.2.	Information	13
4.	License Grant	13
4.1.	Grant	13
4.2.	Retained Rights; No Implied Licenses	14
4.3.	No Conflict	14
4.4.	Sublicenses	14
4.5.	Right to Subcontract	15
4.6.	New Technology Acquisitions	15
5.	Development and Commercialization of the Licensed Product	15
5.1.	Teva to Conduct Development and Commercialization	15
5.2.	No Representations Regarding Development or Commercialization	17
6.	Milestones Payments and Royalty Payments	17
6.1.	Milestone Payments	17
6.2.	Royalty Payments	19
6.3.	Royalty Reduction for Generic Products	20
6.4.	Combination Products	20
6.5.	Expiration of Royalty Term	21
6.6.	Acknowledgement	21
7.	Payment Terms and Reporting with Respect to the License	21
7.1.	Quarterly Reports	21
7.2.	Confidentiality	21
7.3.	Payment Terms	22
7.4.	Records and Audits	22
8.	Ownership of Intellectual Property Rights	23
8.1.	Company Developed IP	23
8.2.	Teva Developed IP	23
8.3.	Jointly Developed IP	23
8.4.	Cooperation	23

9.	Prosecution and Protection of Intellectual Property	23
9.1.	Prosecution and Maintenance of Company Patents	23
9.2.	Patent Term Extensions and Other Supplemental Protection Certificates24
9.3.	Patent Enforcement	25
9.4.	Patent Infringement	25
9.5.	General	26
9.6.	Patent Marking	26
10.	Representations and Warranties	27
10.1.	Mutual Representations	27
10.2.	Company Representations	27
10.3.	Mutual Covenants	28
10.4.	Obligation to Correct Inaccuracies	28
10.5.	Disclaimer	28
11.	Term and Termination	29
11.1.	Term	29
11.2.	Termination	29
11.3.	Rights and Obligations Upon Termination	30
12.	Indemnification	32
12.1.	Teva’s Indemnification	32
12.2.	Company’s Indemnification	33
13.	Insurance	33
14.	Limitation of Liability	34
15.	Confidentiality	34
15.1.	No Disclosure	34
15.2.	Maintaining Confidentiality	34
15.3.	Exceptions	35
15.4.	Disclosure Required by Law, Non-Disclosure Agreements	35
15.5.	Notice of Breach	36
15.6.	Remedies	36
15.7.	Duration	36
15.8.	Representatives Defined	36
16.	Publication	36
16.1.	Public Statements Relating to this Agreement	36
16.2.	Proposed Publications	36

17.	Independent Contractors	37
18.	Miscellaneous Payment and Tax Provisions	37
19.	Assignment	37
20.	Amendments	38
21.	Severance	38
22.	Entire Agreement	38
23.	Waiver	38
24.	Further Assurances	39
25.	Third Parties	39
26.	Notices	39
27.	Governing Law and Jurisdiction	40
28.	Force Majeure	40
29.	Export Regulations	41
30.	Interpretation	41
31.	Counterparts	41

ANNEXES
Annex 1                      Company IP

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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EXCLUSIVE LICENSE OPTION AGREEMENT

THIS EXCLUSIVE LICENSE OPTION AGREEMENT (the “Agreement”) is made and entered into as of September 13, 2011 (“Effective Date”) by and between:

Teva Pharmaceutical Industries Limited, a corporation incorporated under the laws of Israel, located at 5 Basel Street, Petach Tiqva 49131, Israel (“Teva”), and

Cocrystal Discovery, Inc., a corporation incorporated under the laws of Delaware, located at 19805 North Creek Parkway, Bothell, WA 98011 (“Company”).

Teva and Company may be individually referred to as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Company is focused on the discovery and development of novel therapeutics;

WHEREAS, the Parties agree that Teva will have exclusive options, but not the obligation, to be granted licenses to, inter alia, any novel therapeutics developed during the R&D Program with respect to particular Targets (as such terms are defined herein);

WHEREAS, concurrently with the execution hereof, the Parties will enter into a share purchase agreement for the acquisition by Teva of equity in Company (the “Share Purchase Agreement”) and a research and collaboration agreement for the development of therapeutics with respect to particular Targets (as defined below) (the “Research Agreement”); and

WHEREAS, the Parties agree that in the event Teva exercises the aforementioned exclusive options to be granted Licenses (as defined below), Company will grant Teva and Teva will acquire from Company, Licenses in accordance with the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions and Interpretation

1.1.	Preamble and Annexes. The foregoing preamble and Annexes hereto form an integral part of this Agreement.

1.2.
Definitions.  In this Agreement the terms below will bear the respective meanings assigned to them below and other capitalized terms will bear the respective meanings assigned to them in their parenthetical definition, unless specifically stated otherwise:

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.1.
“Affiliate” will mean, with respect to either Party, any person, organization or entity directly or indirectly controlling, controlled by or under common control with, such Party.  For purposes of this definition only, “control” of another person, organization or entity will mean the ability, directly or indirectly, to direct the activities of the relevant entity, and will include, without limitation (a) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (b) direct or indirect possession of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.  Phillip Frost and Opko Health, Inc. shall not be deemed to be Affiliates of Company.

1.2.2.
“Applicable Law” will mean the applicable laws, rules, regulations, guidelines and requirements related to the Parties and this Agreement, including those related to the development, registration, manufacture, importation, marketing, sale, and offer for sale of Licensed Products in the Territory, including, without limitation, those of the FDA.

1.2.3.	“Bankruptcy Code” will have the meaning ascribed to it in Section 11.2.2.

1.2.4.
“Business Day” will mean any day, except that if an activity to be performed or an event to occur falls on a Friday, Saturday, Sunday or any other day which is recognized as a national holiday in New York, New York or Israel, then the activity may be performed or the event may occur on the next day that is not a Friday, Saturday, Sunday or such nationally recognized holiday.

1.2.5.	“Calendar Quarter” will mean a three (3) consecutive month period ending on March 31, June 30, September 30 or December 31.

1.2.6.	“Calendar Year” will mean the twelve (12) month period beginning January 1 and ending December 31.

1.2.7.
“Change of Control” will mean the occurrence of any of the following:  (a) any Third Party that was not, on the Effective Date, the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of a Party becomes (after the Effective Date) the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of the Party whether as a result of issuances, redemptions, repurchases or transfers of voting equity or otherwise; provided, however that for the purposes of this subsection (a), Phillip Frost and Opko Health, Inc. and their respective Affiliates shall be deemed to own over fifty percent (50%) of the voting securities of Company as of the Effective Date and accordingly, their acquisition of any additional voting securities of Company (whether as a result of issuances, redemptions, repurchases or transfers of voting equity or otherwise) shall not result in a Change of Control pursuant to this subsection (a); (b) a Party is involved in a merger, reorganization, consolidation or similar transaction (or series of transactions) with a Third Party, and the shareholders of the Party who are the beneficial owners of at least fifty percent (50%) of the outstanding voting securities of the Party immediately prior to such transaction(s) are the beneficial owners of less than fifty percent (50%) of the outstanding voting securities of the Party or the surviving or successor entity as a result of such transaction(s); or (c) a Party sells, transfers or otherwise disposes of all or substantially all of its assets to a Third Party.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.8.	“Claims” will have the meaning ascribed to it in Section 12.1.1.

1.2.9.	“Clinical Milestone” will have the meaning ascribed to it in Section 6.1.1.

1.2.10.	“Clinical Milestone Payment(s)” will have the meaning ascribed to it in Section 6.1.1.

1.2.11.
“Combination Product” will mean a pharmaceutical product in final dosage form for use in the Licensed Field that contains (a) a Licensed Compound as an active therapeutic ingredient and (b) at least one other active therapeutic ingredient which, if administered independently of the Licensed Compound, would have a clinical effect.

1.2.12.	“Commercial Launch Milestone” will have the meaning ascribed to it in Section 6.1.2.

1.2.13.	“Commercial Launch Milestone Payment(s)” will have the meaning ascribed to it in Section 6.1.2.

1.2.14.
“Commercially Reasonably Efforts” will mean exerting good faith diligent efforts as would normally be devoted to the applicable task using the efforts that Teva would reasonably devote to a product of similar market potential or profit potential and at similar status of development.

1.2.15.	“Company” will have the meaning ascribed to in the preamble to this Agreement.

1.2.16.	“Company Indemnitees” will have the meaning ascribed to it in Section 12.1.1.

1.2.17.
“Company IP” will mean, with respect to a Target, all IP Controlled by Company or its Affiliates as of the Effective Date and any time during the Term prior to a Change of Control of Company, to the extent necessary or useful in making, using or selling a compound that inhibits a Target and that has a substantial therapeutic effect through such inhibition;  provided, however, that Company IP shall not include any IP Controlled by Company or its Affiliates that relates to the discovery of a compound (e.g., laboratory tools, including software).

1.2.18.	“Confidential Information” will have the meaning ascribed to it in Section 15.1.

1.2.19.
“Control” will mean with respect to any Patent or other Intellectual Property, possession of the right, whether directly or indirectly, by sole or joint ownership, by license or sublicense, or by any other right, to grant a license, sublicense or other right to or under such Patent or other Intellectual Property without violating the terms of any agreement or other arrangement with any Third Party.

1.2.20.	“Discloser” will have the meaning ascribed to it in Section 15.3.1.

1.2.21.	“Effective Date” will have the meaning ascribed to it in the preamble of this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.22.
“Executive Officers” will mean (a) in the case of Company, a senior executive (i.e., an executive at the corporate vice president or higher level) with appropriate decision-making authority designated by the Company, or (b) in the case of Teva, a senior executive (i.e., an executive at the corporate vice president level or higher) with appropriate decision-making authority designated by Teva, for example, the Chief Scientific Officer of Teva.

1.2.23.
“Exercise of the License Option,” “to Exercise the License Option,” “has Exercised the License Option,” and related variations will mean with respect to a Target that Teva, as of a certain date, has paid or is paying Company the Second License Payment within the time required; provided, however, that there has not been an earlier Expiration of the License Option.

1.2.24.
“Expiration of the License Option” will mean with respect to a Target that (a) Teva has not made the Initial Investment, Second Investment, First License Payment or Second License Payment within the time required or has given written notice to Company of its decision not to Exercise the License Option or (b) the R&D Program has been terminated early pursuant to the terms of the Research Agreement, whichever occurs first.

1.2.25.	“FDA” will mean the Food and Drug Administration of the United States Department of Health and Human Services and any successor agency thereto having substantially the same functions and authority.

1.2.26.
“First Commercial Sale” will mean, on a country-by-country basis, the first commercial sale of each Licensed Product to a Third Party that is not a Sublicensee for ultimate end use or consumption by a patient in a country, after obtaining all necessary regulatory and other approvals, including any pricing or reimbursement approvals which may be required in order to commercially sell and market the Licensed Product in such country.  For the avoidance of doubt, the sale of a Licensed Product for experimental, testing, compassionate or promotional purposes, use in clinical studies and so called “treatment IND sales” and “named patient sales” will not constitute a commercial sale for purposes of this definition.

Notwithstanding anything contained in the foregoing paragraph to the contrary, for the purposes of this definition, the transfer of the Licensed Product by Teva or one of its Affiliates or Sublicensees to another Affiliate of Teva or Sublicensee is not a commercial sale and will not be taken into account for the purposes of this definition.

1.2.27.	“First License Payment” will have the meaning ascribed to it in Section 3.1.1(a).

1.2.28.
“Generic Launch Date” will mean, on a country-by-country basis, (a) with respect to sales in the United States, the Primary EU Markets, Japan and China, the date the aggregate sales of the Generic Product by a Third Party to other Third Parties (that are not its Affiliates or sublicensees) for ultimate end use or consumption by a patient in the subject country have exceeded [*], and (b) with respect to sales in any other country, the date of the first sale by a Third Party to other Third Parties (that are not its Affiliates or sublicensees) of a Generic Product for ultimate end use or consumption by a patient in the subject country.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.29.
“Generic Product” will mean, on a country-by-country and Licensed Product-by-Licensed Product basis, a product (a) having the same composition of matter as the subject Licensed Product and which has (i) a marketing approval as a generic product of the Licensed Product by the regulatory authorities, or (ii) any similar approval in any country, which approval is based on reference to the regulatory approval of the Licensed Product in such country (or, if applicable and permitted by applicable law in the country, regulatory approval in another country), and (b) that (i) following the Generic Launch Date of such Generic Product, the annual Net Sales of the Licensed Product have declined in any [*] consecutive Calendar Quarters by greater than [*] compared to the average annual Net Sales of the Licensed Product during the [*] consecutive Calendar Quarters completed just prior to the Generic Launch Date, or (ii) within one (1) year following the Generic Launch Date of such Generic Product, it attains a market share of more than [*] of the relevant market for the Licensed Product, as determined by reference to IMS or a similar source commonly recognized in the industry.  A product will not be considered a Generic Product, however, if Teva, its Affiliates, its Sublicensees or anyone acting on their behalf was involved in its approval, manufacturing or commercialization.

1.2.30.	“Incapacitated Party” will have the meaning ascribed to it in Section 28.1.

1.2.31.
“IND” will mean an Investigational New Drug application, as described in Section 312.23 of Title 21 of the Code of Federal Regulations (21 C.F.R. § 312.23), filed for purposes of obtaining FDA approval to conduct Phase I Clinical Trials in accordance with the requirements of the United States Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, including all supplements and amendments thereto relating to the use of the Licensed Product.

1.2.32.	“Indication” will mean any indication encompassed in the Licensed Field.

1.2.33.	“Initial Investment” will have the meaning set forth in the Research Agreement.

1.2.34.
“Intellectual Property” or “IP” will mean all intellectual property rights that are vested or contingent, or arise in the future, including but not limited to: (a) all inventions, materials, compounds, compositions, substances, methods, processes, techniques, know-how, technology, data, information, discoveries and other results of whatsoever nature, whether or not patentable, and any Patents, copyrights, proprietary intellectual or industrial rights directly or indirectly deriving therefrom; (b) any work of authorship, regardless of copyrightability, all compilations, all copyrights; and (c) all trade secrets, Confidential Information and proprietary processes.

1.2.35.	“Joint Development Committee” and “JDC” will have the meaning ascribed to them in Section 2.1.

1.2.36.	“License” will have the meaning ascribed to it in Section 4.1.

1.2.37.	“License Option” will have the meaning ascribed to it in Section 3.1.1.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.38.
“Licensed Compound” will mean a compound that inhibits the Target and that has a substantial therapeutic effect through such inhibition, and for which Teva has Exercised the License Option pursuant to the License Option Agreement, and any derivative, future development or variation thereof that has such inhibitory properties, and that is comprised of, developed from, based on, or otherwise contain or incorporate the Company IP.

1.2.39.	“Licensed Field” will mean all therapeutic applications in humans of each Licensed Compound.

1.2.40.	“Licensed Product” will mean any pharmaceutical preparation in final dosage form for use in the Licensed Field that contains, as an active therapeutic ingredient, a Licensed Compound.

1.2.41.
“Net Sales” will mean the total amounts invoiced by Teva, its Affiliates and its Sublicensees for the sale of Licensed Products for a Target to Third Parties, less the following items (as they apply to the sale of the Licensed Product):  (a) quantity and/or cash discounts actually allowed or taken; (b) customs, duties, sales, withholding and similar taxes, if any, imposed on the Licensed Product, to the extent applicable to such sale and included in the invoice with respect to such sale; (c) amounts actually allowed or credited by reason of rejections, return of goods (including as a result of recalls), any retroactive price reductions or allowances specifically identifiable as relating to the Licensed Product (including those resulting from inventory management or similar agreements with wholesalers); (d) amounts incurred resulting from government-mandated rebate programs, including programs mandated by any agency thereof; (e) Third Party (i) rebates, (ii) freight, postage, shipping and applicable insurance charges, to the extent same are separately itemized on invoices and actually paid as evidenced by invoices or other appropriate supporting documentation, and (iii) patient discount programs, administrative fees and chargebacks or similar price concessions related to the sale of the Licensed Product; (f) bad debt recognized by Teva for accounting purposes as not collectible; provided, however, that if a bad debt allowance is subsequently reduced, such reduction will be added back to the total amount invoiced for purposes of calculating “Net Sales;” (g) royalties or similar compensation paid to Third Parties (that are not Sublicensees) by Teva, its Affiliates, or its Sublicensees with respect to the use of such Third Party’s IP rights; (h) reasonable quantities of samples verified by signed receipts, provided the quantity of Licensed Product actually utilized for purposes of such samples during any given year of this Agreement will not exceed five percent (5%) of the volume of annual Licensed Product sales; and (i) to the extent agreed by the Parties in writing, such agreement not to be unreasonably withheld, any other specifically identifiable appropriate allowances or deductions as may be similar to those deductions listed above.  All of the foregoing will be calculated in accordance with generally accepted accounting principles in the United States, consistently applied.  Any Licensed Product sold or otherwise transferred or disposed of in other than an arm’s length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market price.  For example, lower prices and greater discounts shall not be established for a Licensed Product for the purpose of benefiting the sale of other products and services of Teva, its Affiliates or its Sublicensees.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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Notwithstanding anything contained in the foregoing paragraph to the contrary, for the purposes of this definition, the transfer of the Licensed Product by Teva or one of its Affiliates to another Affiliate of Teva or a Sublicensee is not a sale.  In such cases, Net Sales will be determined based on the total amounts invoiced by Teva, its Affiliates and its Sublicensees with respect to the Licensed Product first sold by them to independent Third Parties, less the deductions permitted herein.

Net Sales will be further adjusted and reduced in the event the Licensed Product is sold as part of a Combination Product, as set forth in Section 6.4.

If a Licensed Product is sold or supplied in a currency other than U.S. Dollars, the sum of Net Sales will first be determined in the currency in which the proceeds of such Licensed Product was invoiced and then converted into equivalent United States Dollars at the middle market rate of such foreign currency as quoted in the Financial Times at the close of business of the last Business Day of the Calendar Quarter.

1.2.42.	“Party” and “Parties” will have the meaning ascribed to them in the preamble to this Agreement.

1.2.43.
“Patents” will mean all patents and patent applications issued or pending in any country or jurisdiction in the Territory, including provisional patent applications, together with any extensions, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations, revisions or renewals thereof.

1.2.44.
“Person” will mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.2.45.
“Phase I Clinical Trial” will mean, as to a particular product for a particular indication, the initial study in humans of the safety of such product for such indication, which is prospectively designed to generate data to support commencing a Phase II Clinical Trial of such product for such indication.

1.2.46.
“Phase II Clinical Trial” will mean, as to a particular product for a particular indication, the initial study in humans of the safety, dose ranging and efficacy of such product for such indication, which is prospectively designed to generate data to support commencing a Phase III Clinical Trial of such product for such indication.

1.2.47.
“Phase III Clinical Trial” will mean, as to a particular product for a particular indication, the initial study in humans of the safety and efficacy of such product for such indication, which is prospectively designed to demonstrate statistically whether such product is safe and effective for use for such indication in order to file an application for regulatory approval with respect to such product for such indication.

1.2.48.	“Primary EU Markets” will mean the United Kingdom, Germany, France, Italy and Spain.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.49.	“R&D Program” will have the meaning set forth in the Research Agreement.

1.2.50.	“Recipient” will have the meaning ascribed to it in Section 15.3.1.

1.2.51.	“Relevant Proportion” will have the meaning ascribed to it in Section 6.4.

1.2.52.	“Representatives” will have the meaning ascribed to it in Section 15.8.

1.2.53.	“Research Agreement” will have the meaning set forth in the recitals.

1.2.54.	“Royalty Payments” will have the meaning ascribed to it in Section 6.2.

1.2.55.
“Royalty Term” will mean on a country-by-country and Licensed Product-by-Licensed Product basis the period commencing upon the First Commercial Sale of each Licensed Product in the relevant country and expiring on the later of (a) ten (10) years after such date, or (b) the expiry in that country of a Valid Patent Claim covering the Licensed Product.

1.2.56.	“Sales Milestone” will have the meaning ascribed to it in Section 6.1.3.

1.2.57.	“Sales Milestone Payment(s)” will have the meaning ascribed to it in Section 6.1.3.

1.2.58.	“Second Investment” will have the meaning set forth in the Research Agreement.

1.2.59.	“Second License Payment” will have the meaning ascribed to it in Section 3.1.1(b).

1.2.60.	“Share Purchase Agreement” will have the meaning ascribed to it in the recitals to this Agreement.

1.2.61.
“Sublicense” will mean any right granted, license given, or agreement entered into, by Teva, its Affiliates and/or its Sublicensees to or with any other person or entity (whether or not such grant of rights, license given or agreement entered into is described as a sublicense or otherwise), permitting any use of the Company IP (or any part thereof), as licensed hereunder to Teva or any right to research, develop, make, have made, register, import, manufacture, use, sell, offer for sale, produce, sublicense, commercialize and/or distribute Licensed Products.  The term “Sublicensee” will be construed accordingly.

1.2.62.	“Target” will have the meaning set forth in the Research Agreement.

1.2.63.	“Term” will have the meaning ascribed to it in Section 11.1, on a Target-by-Target basis.

1.2.64.	“Territory” will mean worldwide.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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1.2.65.	“Teva” will have the meaning ascribed to it in the preamble to this Agreement.

1.2.66.	“Teva Indemnitees” will have the meaning ascribed to it in Section 12.2.1.

1.2.67.	“Third Party” will mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.2.68.
“Valid Patent Claim” will mean a claim within the Company IP of (a) an issued and unexpired patent which has not been revoked and held unenforceable, expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, or (b) a pending patent application that has not been finally abandoned or finally rejected and which has been pending for no more than seven years and six months from the date of filing of the earliest priority patent application to which such pending patent application is entitled to claim benefit and which has a reasonable bona-fide basis for patentability.  For clarity, a claim of an issued patent that ceased to be a Valid Patent Claim before it issues because it had been pending for more than seven years and six months, but subsequently issues and is otherwise described by clause (a) of the foregoing sentence will again be considered to be a Valid Patent Claim once it issues.  The same principle will apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome or prosecution thereof is revived.

1.3.	Rules of Interpretation for this Agreement

1.3.1.
In this Agreement, words importing the singular will include the plural and vice-versa, words importing any gender will include all other genders, and references to persons will include partnerships, corporations and unincorporated associations.

1.3.2.	The words “including” and “includes” mean including, without limiting the generality of any description preceding such terms.

1.3.3.	In the event of any discrepancy between the terms of this Agreement and any of the Annexes hereto, the terms of this Agreement will prevail.

1.3.4.	Section, paragraph and annex headings will not affect the interpretation of this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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2.	Joint Development Committee

2.1.
Establishment and Membership.  As soon as practicable following the Exercise of the License Option by Teva with respect to a Target, Company and Teva will appoint a Joint Development Committee to share information regarding the development and commercialization of a Licensed Product and each subsequent Licensed Product with respect to such Target (the “Joint Development Committee” or “JDC”).  Each Party will designate two (2) representatives with appropriate expertise to serve as members of the JDC.  Each Party may replace its representatives on the JDC at any time upon written notice to the other Party.  Teva will select from its representatives the chairperson for the JDC.  From time to time during the term of any chairperson, Teva may change the representative who will serve as chairperson on written notice to Company.  The initial members of the JDC will be designated by the Parties upon the first Exercise of a License Option.

2.2.	Duties. The JDC will meet to discuss the status of the development and commercialization of each Licensed Product and perform such other functions as the Parties may mutually agree in writing.

2.3.
Meetings.  The JDC will meet at least two (2) times per year, or as otherwise agreed to by the Parties, with the location of such meetings alternating between locations designated by Teva and locations designated by Company.  Each Party will be responsible for all travel and related costs and expenses for its members and other representatives to participate in or attend committee meetings.  The chairperson of the JDC will be responsible for calling meetings on no less than fifteen (15) Business Days notice.  Meetings may be held in person, by telephone, or by video conference call, at the discretion of the chairperson.

2.4.
Decision Making.  The JDC has no decision-making authority, and will act solely as a forum for discussion and information exchange with respect to the development and commercialization of the Licensed Products.  Teva will have sole decision-making authority with respect to all development and commercialization matters for each Licensed Product.

2.5.
Dismissal of JDC.  The Parties will have the right to disband the JDC upon mutual agreement.  If the JDC is not disbanded pursuant to such mutual agreement, and absent a mutual written agreement by the Parties to continue the JDC, the JDC for a particular Target will automatically disband immediately following the First Commercial Sale of the Licensed Product for the Target.

2.6.
Limitation of Powers.  The JDC will have only the powers expressly assigned to it in this Agreement.  All activities conducted by the JDC will be consistent with and subject to the provisions of this Agreement, and the JDC will not have any power to take any action that conflicts with the terms of this Agreement or to amend, modify or waive compliance with any of the terms of this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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3.	Option to License With Respect to Each Target

3.1.
License Option.  After an Initial Investment and a Second Investment is made with respect to a Target pursuant to the terms of the Research Agreement, or such earlier date as Teva may desire (in which case, it will make or has already made the Initial Investment and Second Investment), Teva will have the option to license the Licensed Compound for the Target and its related Company IP in accordance with the terms and subject to the conditions of this Section 3.1.

3.1.1.
Teva will have the sole and exclusive right, but not the obligation, to enter into the License as set forth in Section 4.1 by making two (2) payments of [*] each to Company, for a total of [*] (the “License Option”), as set forth below:

(a)
until forty-five (45) days after the earlier of (i) Company providing Teva with data that demonstrate and confirm (in Teva’s sole discretion) that Company has completed the work plan of research and development activities set forth in the R&D Program with respect to the Target or (ii) Company has incurred costs and expenses under the R&D Program with respect to the Target in an aggregate amount equal to the funds provided by Teva as an Initial Investment, Second Investment and, if applicable, pursuant to the extension of the R&D Program pursuant to Section 4.1.6 of the Research Agreement with respect to the Target, Teva will have the option but not the obligation to make a first payment of [*] to Company (the “First License Payment”);

(b)
until six (6) months after the date of the First License Payment (which shall have been made within the time required), Teva will have the option but not the obligation to make a second payment of [*] to Company (the “Second License Payment”), thereby exercising the License Option and entering into the License as set forth in Section 4.1.  The grant of the License to Teva will automatically become effective as of the date of the payment of the Second License Payment to Company; and

(c)
upon request made by Teva at least thirty (30) days in advance of the date of the First License Payment or Second License Payment, Company will provide to Teva at least ten (10) days in advance of such date a written confirmation that the representations and warranties of Company in Section 10.2, except as set forth in a disclosure schedule delivered in connection therewith, are true and correct as of the date of the confirmation.

3.1.2.	The License Option with respect to each Target is independent and may be exercised by Teva regardless of whether the License Option for any other Target is exercised.

3.1.3.
In the event that Teva fails to make the payments set forth in Sections 3.1.1(a) and 3.1.1(b) within the time prescribed therein, the License Option with respect to the Target will terminate, Teva will lose all rights with respect to such Target under this Agreement, including rights to the associated Company IP and compounds, and Company will have no further obligation to Teva with respect to such Target.  In such event, Teva will comply with, and be subject to, the provisions of Section 11.3.1 with respect to such Target.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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3.1.4.
In the event that Teva desires to Exercise the License Option with respect to a Target before the due date for payment of the Second Investment with respect to such Target, Teva shall simultaneously make such Second Investment pursuant to the Research Agreement at the same time as the Exercise of the License Option; provided, however, the proceeds of such Second Investment shall be used as directed by Teva to fund additional research for such Target or the R&D Program applicable to additional Targets previously selected pursuant to the terms of the Research Agreement prior to the date of such Exercise of the License Option.

3.2.
Information.  After the Initial Investment and until Teva fails to make the Second Investment, First License Payment or Second License Payment with respect to a particular Target, Company shall make its data and records with respect to the compounds that could become a Licensed Compound upon Exercise of the License Option with respect to the Target available to Teva.  Except for the purpose of evaluating whether to Exercise the License Option with respect to the Target, Teva shall not use any Confidential Information of Company or Company IP until it has Exercised the License Option.

4.	License Grant

4.1.
Grant.  Subject to the terms of this Agreement and upon payment of the Second License Payment to Company with respect to a Target, Teva shall automatically be granted by Company a sole and exclusive (even as to Company) license to all rights in and to the Company IP related to the Target and associated Licensed Compound to make, use, offer to sell, sell and import, which includes, without limitation, the right to research, test, have made, develop, manufacture, market, commercialize, distribute, advertise, modify, improve, develop and export, Licensed Products for the Target in the Licensed Field in the Territory, with a right to sublicense at Teva’s sole discretion (the “License”).

4.2.
Retained Rights; No Implied Licenses.  All rights not specifically granted to Teva under this Agreement are reserved and retained by Company.  Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to either Party, to or in respect of any Intellectual Property, including trademarks, Confidential Information and other data of the other Party, except as set forth under this Agreement.  After Exercise of the License Option for a Target, Teva shall not use the Company IP related to the Target for any purpose not licensed under the License.

4.3.	No Conflict.

After the Initial Investment with respect to a Target and thereafter during the Term for the Target, Company will not directly or indirectly (through its Affiliates or otherwise), take any action or refrain from taking any action or enter into any conflicting obligations that would or could reasonably be expected to prevent Teva from (a) exercising its License Option with respect to the Target, (b) having the full benefit of the License with respect to the Target, or (c) having the full benefit of its exclusive rights in and to the Company IP.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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4.4.
Sublicenses.  Teva will have the right to grant (whole or partial) Sublicenses with respect to its rights under Section 4.1, on terms and conditions consistent with the terms and conditions of this Agreement, and Teva will be entitled to determine the commercial terms of any such Sublicense; provided, however, that with respect to each Sublicense, (a) Teva will promptly notify Company upon signature, amendment or termination thereof and will provide Company with the name of the Sublicensee and the scope and territory of such Sublicense, (b) Teva will guarantee and be responsible for the making of all payments due, and the making of any reports under this Agreement with respect to Net Sales of Licensed Products by its Sublicensees and their compliance with all applicable terms of this Agreement, and (c) each Sublicensee agrees in writing to comply with the terms of this Agreement, including maintaining books and records pursuant to applicable laws and regulations and permitting Company to review such books and records in accordance with the terms of this Agreement.  The grant of any Sublicenses will not relieve the Parties of or reduce their obligations to each other under this Agreement.  The term of any Sublicense will be limited to the term of the License and will terminate upon the expiration or the termination of the License for any reason whatsoever; provided, however, upon termination of this Agreement pursuant to Section 11.2.2 for breach or bankruptcy of Teva and if the Sublicensee is not then in breach of any material provision of its Sublicense or this Agreement and is not, or has not been, an Affiliate of Teva, then Company will be obligated, at the joint request of the Sublicensee and Teva made within thirty (30) days after such termination of this Agreement, to enter into a new license agreement with such Sublicensee on substantially the same License terms as this Agreement, as further limited in scope, term or otherwise by the terms of the original Sublicense, which shall have been disclosed in full to Company.  Teva will provide Company with an executed copy of each Sublicense agreement and any amendments thereto within thirty (30) days of execution of the relevant Sublicense agreement or amendment; provided, however that Teva may redact from such agreement any Confidential Information that Teva, in its reasonable discretion, determines is not material to Company.

4.5.
Right to Subcontract.  Without limiting the foregoing or any of Teva’s obligations under this Agreement relating to the grant of Sublicenses, Teva and its Affiliates will be entitled to subcontract the conduct or performance of any activity concerning the Licensed Products to a Third Party at Teva’s sole discretion.

4.6.
New Technology Acquisitions.  If, after the Effective Date, Company or its Affiliate acquires and Controls rights to Intellectual Property relating to a Licensed Compound or Target from a Third Party that are subject to a royalty or other payment obligation to the Third Party, and the rights to the Intellectual Property would be included in the definition of Company IP and License but for this Section 4.6, Company shall promptly disclose to Teva the obligations owing to the Third Party.  Teva shall, unless it has elected not to receive rights to such Intellectual Property under the License, promptly reimburse Company or its Affiliate for any milestones, royalties or other amounts that become due and owing to the Third Party by reason of the inclusion of the Intellectual Property in the definition of Company IP; provided, however, that (a) any milestones, royalties or other amounts due Phillip Frost, Opko Health, Inc. and their respective Affiliates shall not exceed what would have been established in arm's length negotiations with an unrelated party and (b) the Parties shall negotiate after disclosure of the payment terms the appropriate and fair allocation of any milestones or other fixed amounts (i.e., not royalties) that may become due and owing because of the use of the Intellectual Property by Company or its Affiliate outside of the License.  If Teva elects not to receive the rights to such Intellectual Property after such disclosure, then the Third Party’s Intellectual Property shall be deemed excluded from the License and the definition of Company IP, but such Intellectual Property may not be used during the Term, directly or indirectly (through Affiliates or otherwise) by Company, in connection with a compound that inhibits the Target and that has a substantial therapeutic effect through such inhibition.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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5.	Development and Commercialization of the Licensed Product

5.1.
Teva to Conduct Development and Commercialization.  Upon the grant of the License to Teva under Section 4.1, Teva will, at its own expense, use Commercially Reasonable Efforts to develop and commercialize Licensed Products.

5.1.1.
Upon the Exercise of the License Option with respect to a Target, Company shall promptly disclose and deliver to Teva electronic copies or hard copies of all information, records, documents and data pertaining to the Company IP, including the Licensed Compound, related to the Target and in its possession that are necessary or useful in the development and commercialization activities pursuant to the License. To the extent that any of such information, records, data and documents comes into existence after the date of Exercise of the License Option, Company shall disclose and deliver the same to Teva as soon as reasonably practicable (but in no event later than thirty (30) days after it comes into existence).

5.1.2.
In addition to the foregoing, for the period beginning with the Exercise of the License Option for each Target and ending three months thereafter, Company shall provide Teva with such technology transfer assistance as Teva may request from time to time in connection with the disclosures under Section 5.1.1.  Teva shall reimburse Company for its reasonable costs and expenses for such assistance.

5.1.3.
Teva will have sole responsibility for undertaking clinical development of the Licensed Products, including preparing, submitting, seeking approval of, maintaining and updating INDs, marketing approval applications, marketing approvals and other regulatory approvals and applications for regulatory approvals with respect to the Licensed Products, and Company will cooperate fully with Teva in connection with developing the Licensed Products and preparing and obtaining such applications and approvals.  Teva shall reimburse Company for its reasonable costs and expenses for such cooperation and will solely own, apply for and be the holder or owner of record for all such applications and approvals relating to the Licensed Products.

5.1.4.
Teva will be solely responsible for commercializing the Licensed Products, including manufacturing, marketing, promotion, patient assistance programs, medical education, price negotiation and setting, reimbursement negotiation, customer relations, sales, order processing, invoicing and collection, preparation of sales records and reports, warehousing, inventory management, logistics and distribution (including, without limitation, the handling of returns, market withdrawals, field corrections and recalls).

5.1.5.
From and after the filing of an IND in the United States or a similar regulatory application in any other jurisdiction in the Territory, Teva will provide Company with notices regarding material regulatory filings and responses with respect to the Licensed Products, on a semi-annual basis for the preceding six (6) month period.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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5.1.6.
After the Second License Payment with respect to a Target, Teva shall submit to Company a copy of its general quarterly development plan for the Licensed Products for the Target in the Territory.  The development plan shall comprise the general plan for development studies and investigations that Teva or any of its Affiliates or Sublicensees propose to carry out with respect to the Licensed Products for the subsequent Calendar Year on a quarterly basis, which will be updated annually.  Thereafter, Teva shall provide Company with an annual development status report on the development activities during the immediately preceding Calendar Year on a quarterly basis.

5.1.7.
Prior to the submission of an application for regulatory approval in the first major country for a Licensed Product for a Target and at Company’s request (not more frequently than once per Calendar Year), appropriate personnel at Teva or its Affiliates or Sublicensees (as the case may be) will arrange to meet and discuss with Company the activities and plans for the development and commercialization of the Licensed Product in the Territory.

5.1.8.
After submission of an application for regulatory approval in the first major country with respect to a Target, Teva shall provide Company with a copy of its annual commercialization report describing the activities conducted during the immediately preceding Calendar Year.

5.2.
No Representations Regarding Development or Commercialization.  For the avoidance of doubt, nothing contained in this Agreement will be construed as a warranty by Teva that any efforts to be made by Teva pursuant to this Agreement, including, without limitation, any development or any commercialization to be carried out by Teva pursuant to this Agreement, will actually achieve their aims or any other results or succeed, and Teva makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such development, commercialization, efforts or activities.  Furthermore, Teva makes no representation to the effect that the commercialization of the Licensed Products will succeed, or that Teva will be able to sell a particular quantity of the Licensed Products.

6.	Milestones Payments and Royalty Payments

6.1.	Milestone Payments

6.1.1.
In consideration for the grant of the License with respect to a Target, Teva will make the following one-time payments to Company with respect to such Target (the “Clinical Milestone Payments”) upon achievement of the following clinical milestones (each, a “Clinical Milestone”):

(a)
Upon the first actual delivery or administration of the first Licensed Product with respect to the Target to the first patient (for any Indication) in a Phase I Clinical Trial, Teva will make a payment to Company of [*];

(b)
Upon the first actual delivery or administration of the first Licensed Product with respect to the Target to the first patient (for any Indication) in a Phase II Clinical Trial, Teva will make a payment to Company of [*]; and

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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(c)
Upon the first actual delivery or administration of the first Licensed Product with respect to the Target to the first patient (for any Indication) in a Phase III Clinical Trial, Teva will make a payment to Company of [*].

For the sake of clarity: (a) the amounts listed above are the amounts to be paid by Teva for each Clinical Milestone that is first achieved by a Licensed Product for the Target (i.e., there are only three Clinical Milestone Payments for a Target); (b) after a particular Clinical Milestone has been achieved, any additional clinical trials for the same milestone will not trigger an additional Clinical Milestone Payment regardless of the Indication for which the Licensed Product is delivered or administered and regardless of how many Licensed Products there are for the Target; and (c) any additional delivery or administration of a Licensed Product to a patient (e.g., in additional trials or for additional Indications) in any clinical trial in any jurisdiction in the Territory will not trigger a Clinical Milestone Payment for the Target.  Teva shall promptly notify Company upon achievement of each Clinical Milestone.

6.1.2.
In consideration for the grant of the License with respect to a Target, Teva will make the following one-time payments to Company with respect to such Target (the “Commercial Launch Milestone Payments”) upon achievement of the following commercial launch milestones (each, a “Commercial Launch Milestone”):

(a)	Upon first achieving [*] in Net Sales with respect to the Target in the United States, Teva will make a payment to Company of [*];

(b)	Upon achieving [*] in Net Sales with respect to the Target in a Primary EU Market, Teva will make a payment to Company of [*];

(c)	Upon achieving [*] in Net Sales with respect to the Target in Japan, Teva will make a payment to Company of [*]; and

(d)	Upon achieving [*] in Net Sales with respect to the Target in China, Teva will make a payment to Company of [*].

For the sake of clarity: (a) the amounts listed above are the amounts to be paid by Teva for each Commercial Launch Milestone that is first achieved by a Licensed Product for the Target (i.e., there are only four Commercial Launch Milestone Payments for a Target); and (b) after a particular Commercial Launch Milestone for a Target has been achieved, any additional launches for the same milestone will not trigger an additional Commercial Launch Milestone Payment.  Teva shall promptly notify Company upon achievement of each Commercial Launch Milestone.

6.1.3.
In consideration for the grant of the License with respect to a Target, Teva will make the following one-time payments to Company (the “Sales Milestone Payments”) upon achievement of the following sales milestones for the Territory (each, a “Sales Milestone”) for such Target:

(a)	the first time that aggregate annual Net Sales of Licensed Products for the Target in a Calendar Year equal [*], Teva will make a payment to Company of [*];

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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(b)	the first time that aggregate annual Net Sales of Licensed Products for the Target in a Calendar Year equal [*], Teva will make a payment to Company of [*]; and

(c)	the first time that aggregate annual Net Sales of Licensed Products for the Target in a Calendar Year equal or exceed [*], Teva will make a payment to Company of [*].

For the sake of clarity, each of the Sales Milestone Payments will be paid by Teva only once for the Licensed Products for the Target in the first Calendar Year in which the aggregate Net Sales of such Licensed Products reach the Sales Milestones for the Territory.

6.2.
Royalty Payments.  In consideration for the grant of the License with respect to a Target and subject to Sections 6.3 and 6.4, Teva will pay to Company royalties at the following rates on aggregate annual Net Sales of Licensed Products for the Target in the Territory, during each Calendar Year during the Royalty Term (the “Royalty Payments”):

(a)	[*] of the portion of annual Net Sales up to and including [*];

(b)	[*] of the portion of annual Net Sales greater than [*]);

(c)	[*] of the portion of annual Net Sales greater than [*].

6.3.
Royalty Reduction for Generic Products.  During the Royalty Term that a Generic Product is commercialized and distributed in any particular country by a Third Party that is not a Sublicensee, the royalty rates payable with respect to Net Sales of the subject Licensed Product in such country shall be at rates half of those set forth in Section 6.2.  The reductions set out in this Section 6.3 will be spread pro rata over each of the Net Sales levels set forth in Section 6.2.

6.4.
Combination Products.  Notwithstanding the foregoing, in the event that the Licensed Product is sold in the form of a Combination Product, the proportion of such Combination Product to be attributed to Net Sales that are subject to Royalty Payments (the “Relevant Proportion”) will be calculated as provided below, on a country-by-country basis:

6.4.1.
provided that both active ingredients of the Combination Product are sold on a stand-alone basis in the relevant country at the time in question, the Relevant Proportion will be as follows:  A/(A+B), where A is the Net Sale price of the Licensed Compound based component of the Licensed Product sold separately in such country, and B is the Net Sale price of the other component sold separately in such country;

for example: if the Licensed Product is sold on a stand-alone basis for five U.S. Dollars ($5) (Net Sale price) and the additional component of the Combination Product is sold on a stand-alone basis for ten U.S. Dollars ($10) (Net Sale price), then the Relevant Proportion of such Combination Product will be one-third (1/3);

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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6.4.2.
in the event that the components of the Combination Product are not each sold on a stand-alone basis in the relevant country at the time in question, the Relevant Proportion will be calculated using the reasonably estimated commercial value of each component.  Any such estimates will be determined using criteria to be mutually agreed upon by the Parties applicable to the country in question; and

6.4.3.
for the purposes of determining Royalty Payments on a Combination Product, Net Sales of such Combination Product will be determined by multiplying the actual Net Sales of such Combination Product by the Relevant Proportion, and Teva will make Royalty Payments to Company accordingly;

for example: with respect to the said demonstrated numbers in the example of Section 6.4.1, if the actual Net Sales of the Combination Product is fifteen U.S. Dollars ($15), then the Royalty Payments will be calculated on only one-third (1/3) of that amount, or five U.S. Dollars ($5).

6.5.
Expiration of Royalty Term.  Following the expiry of the Royalty Term for a Licensed Product in a particular country in the Territory, Teva will have a perpetual fully paid-up nonexclusive license to continue to exploit the License with respect to the Licensed Product in such country without having to make Royalty Payments to Company.

6.6.
Acknowledgement.  Teva acknowledges that the Company IP and Company’s assistance pursuant to this Agreement and the Research Agreement constitute valuable intellectual property, trade secrets, know-how and assistance from Company.  The Parties acknowledge and agree that, for their mutual convenience and after considering other alternatives, the payments to Company set forth in this Agreement, including Section 6, and the timing of the payments (including the duration of the Royalty Term) are an appropriate and mutually convenient way of compensating Company.

7.	Payment Terms and Reporting with Respect to the License

7.1.
Quarterly Reports.  Upon the achievement of the First Commercial Sale, Teva will submit to Company, no later than forty-five (45) days after the end of each Calendar Quarter during the Royalty Term, quarterly reports setting out all amounts owing to Company with respect to the Calendar Quarter, including, on a country-by-country and Licensed Product-by-Licensed Product basis: (a) the Net Sales made by each of Teva and its Affiliates and Sublicensees, both in local currency and U.S. Dollars indicating the currency conversion rates; (b) amounts deducted as royalties to third parties pursuant to Section 1.2.42(g); (c) the number of units of each Licensed Product included in such Net Sales; (d) Commercial Launch Milestone Payments, Sales Milestone Payments and Royalty Payments, as the case may be, due to Company with respect to such Calendar Quarter or, if no such payments are due to Company with respect to such Calendar Quarter, a statement that no payments are due; and (e) any calculations made in relation to Combination Products or Generic Products.

7.2.	Confidentiality. The Parties agree that all information provided to Company pursuant to Section 7.1 will be treated as Confidential Information and governed by the terms of Section 15.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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7.3.	Payment Terms

7.3.1.
All amounts payable by Teva to Company pursuant to Section 6 will be paid to Company (a) with respect to Royalty Payments, on a quarterly basis, and no later than forty-five (45) days after the end of each Calendar Quarter, commencing with the first Calendar Quarter in which Net Sales are made, (b) with respect to Clinical Milestone Payments and Commercial Launch Milestone Payments, within forty-five (45) days after the Clinical Milestones or Commercial Launch Milestones are achieved and (c) with respect to Sales Milestone Payments, within forty-five (45) days after the end of the Calendar Quarter in which the Sales Milestones are achieved.  All Clinical Milestone Payments, Commercial Launch Milestone Payments and Sales Milestone Payments are nonrefundable and noncreditable.

7.3.2.	Each payment due to Company pursuant to Section 6 will be paid in U.S. Dollars by Teva by wire transfer of immediately available funds to an account designated by Company in writing.

7.4.	Records and Audits

7.4.1.
Teva will maintain, and will cause its Affiliates and Sublicensees to maintain, complete and accurate records of the Licensed Products sold under this Agreement and any amounts payable to Company in relation to such Licensed Products, which records will contain sufficient information to reasonably permit Company to confirm the accuracy of any payments made to Company.

7.4.2.
Teva will retain and will cause its Affiliates and Sublicensees to retain such records relating to each Calendar Year during the Royalty Term for at least five (5) years after the conclusion of that Calendar Year, during which time Company will have the right, at its sole expense, to cause an independent, certified public accountant reasonably acceptable to Teva (which accountant may not be compensated on a full or partial contingency basis) to inspect such records during normal business hours for the sole purpose of verifying any reports or payments delivered under this Agreement.  Such accountant will not disclose to Company any information other than information relating to the accuracy of reports and payments delivered under this Agreement.  In the event that any audit performed pursuant to this Section 7.4.2 reveals an underpayment in excess of five percent (5%) in any Calendar Year, and if such underpayment is proven to the satisfaction of a mutually agreed external auditor (it being agreed that absent such mutual agreement as to the identity of the auditor within thirty (30) days of a Party’s written notice to the other that it wishes to have such external auditor appointed, the external auditor will be one of the ‘big three’ accounting firms), then Teva will bear the full cost of such audit.  Company may exercise its right of audit under this Section 7.4.2 only once for every Calendar Year and only once per Calendar Year, only for any year ending not more than thirty-six (36) months prior to the date of such audit, and only with reasonable prior notice to Teva and the relevant Affiliate, and subject to prior coordination.  Any such audit will not unreasonably interfere with the business of Teva or the relevant Affiliate, and will be completed within a reasonable time frame.  Teva will promptly transfer to Company any payment agreed to be due pursuant to such audit or mutually agreed external audit, as applicable.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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8.	Ownership of Intellectual Property Rights

8.1.
Company Developed IP.  The Parties agree that Company will be the sole owner of all IP which is developed solely by Company in accordance with the terms and pursuant to the conditions of this Agreement, that Company will have all right, title and interest thereto, and that such IP will become part of the Company IP and, subject to the grant of the License to Teva under Section 4.1, will be licensed to Teva at no additional cost to Teva.

8.2.
Teva Developed IP.  The Parties agree that Teva will be the sole owner of all IP relating to the Licensed Products which is developed solely by Teva during the Term, and that Teva will have all right, title and interest thereto.

8.3.
Jointly Developed IP.  Rights to IP made jointly by employees of Company or its Affiliates and by employees of Teva or its Affiliates during the Term shall be jointly owned by Company and Teva; provided, however, that Company’s interest in such jointly developed IP shall be, and shall remain, subject to the provisions of this Agreement and the Research Agreement, including Teva’s exclusive rights in and to such jointly developed IP upon Exercise of the License Option, and (b) both Parties shall be free to use such jointly developed IP without accounting to the other Party except as provided in subsection (a).

8.4.
Cooperation.  Each Party agrees to sign, execute and deliver all documents and papers that may be required, and perform such other acts as may be reasonably required in order to comply with the terms of this Section 8, including, without limitation, any registration of the License with the relevant authorities anywhere in the world.

9.	Prosecution and Protection of Intellectual Property

9.1.	Prosecution and Maintenance of Company Patents

9.1.1.
Prior to Exercise of the License Option with respect to a Target, Company will prepare, file, record, prosecute, maintain and defend (i.e., in opposition, post-grant review, revocation or similar proceedings) the Patents included in the Company IP with respect to the Target in the Licensed Field in the Territory in accordance with the Research Agreement; provided, however, that Teva shall have the right, but not the obligation, to comment on any and all filings, responses, actions and omissions which relate to Company IP and Company shall in good faith give reasonable consideration to all comments of Teva with a view toward providing the maximum economic advantage, return and protection to the Company IP.

9.1.2.
Upon Exercise of the License Option with respect to a Target and for the remainder of the Term, Teva will, at its expense, prepare, file, record, prosecute, maintain and defend (i.e., in opposition, post-grant review, revocation or similar proceedings) the Patents included in the Company IP with respect to the Target.  Teva will, at its own expense, provide Company with reasonable information relating to the prosecution of the Patents, and the maintenance, defense and other proceedings relating thereto, including copies of substantive communications, notices, actions, search reports and Third Party observations submitted to or received from the relevant patent authorities. Teva will consider in good faith any recommendations made by Company relating to the filing, prosecution, maintenance and defense of the Patents.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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9.1.3.
If Teva elects not to file, prosecute, maintain or defend a Patent included in the Company IP, it shall provide Company with advanced written notice sufficient to avoid any loss or forfeiture thereof, which notice shall be given not less than forty-five (45) Business Days in advance of any applicable deadline, and Company shall have the right, but not the obligation, at its sole expense, to file, prosecute, maintain or defend the Patent, which Patent shall be removed from the definition of Company IP.

9.1.4.	Nothing contained in this Agreement will be deemed to be a warranty by either of the Parties that such Party can or will be able to obtain issued patents based upon the Company IP.

9.2.
Patent Term Extensions and Other Supplemental Protection Certificates.  The Parties will cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents based on the regulatory approval of the Licensed Products, for the applicable Patent(s) in any country in the Territory where desired by Teva, at Teva’s expense.  Final decisions and elections with respect to obtaining such extensions or supplemental protection certificates will be made at Teva’s reasonable discretion; provided, however, if Teva elects not to pursue a patent term extension or restoration or supplemental protection certificate or its equivalent for any Company IP, it shall provide Company with advanced notice, and Company shall have the right, subject to Teva's prior written consent, not to be unreasonably withheld, to pursue such patent term extension or restoration or supplemental protection certificate.  Without limiting the generality of the foregoing, Teva will have the right to determine for which Patent(s) the Parties will apply for patent term extensions based on the regulatory approval of a particular Licensed Product.  Teva will keep Company informed of its efforts to obtain such patent term extensions or restorations or supplemental protection certificates or their equivalents.  Company will provide prompt and reasonable assistance, as requested by Teva, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent term extensions or restorations or supplemental protection certificates or their equivalents.

9.3.	Patent Enforcement

9.3.1.
In the event that either Party becomes aware of any product that is made, used, offered for sale or sold or any action that it believes potentially infringes or misappropriates the Company IP anywhere in the world, such Party will promptly advise the other Party of all the relevant facts and circumstances known to such first-mentioned Party in connection with such potential infringement or misappropriation.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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9.3.2.
With respect to any Company IP to which Teva has a License under Section 4.1, Teva or an Affiliate designated by Teva will have the first right, but not the obligation, to bring an action against any Third Party suspected of infringement or misappropriation of the Company IP in the Licensed Field, and to control the defense of any counterclaim or declaratory judgment action alleging invalidity or non-infringement (or other action) relating thereto.  If Teva elects to bring such action against a Third Party, Company will cooperate fully with Teva at Teva’s expense in connection with such proceedings, including the joining of Company as a party to such action as may be desired by Teva or required by the law of the particular jurisdiction in which proceedings are brought.  Any recovery obtained as a result of such action will be retained by Teva, subject to the other terms of this Agreement.  If Teva does not exercise its right as described in this Section 9.3.2 within ninety (90) days following notice as provided in Section 9.3.1 or, if sooner, ten (10) business days before any time limit set forth in Applicable Law or filing, then Company will be entitled to exercise such right at its own cost and expense (with Teva cooperating fully and joining as a party if desired by Company or required by law), subject to Teva’s prior written consent, which consent shall not be unreasonably withheld, and any recovery in such action will be retained by Company in full.

9.3.3.
Each Party will execute all necessary and proper documents, take such actions as are reasonably required of it and as are necessary to allow the other Party to bring the proceedings referred to in this Section 9, and will otherwise cooperate in the conduct of such actions including, without limitation, consenting to being named as a party thereto.  If a Party brings proceedings as described in this Section 9 it will keep the other Party reasonably informed as to the status of such action.

9.4.	Patent Infringement

9.4.1.
If Teva, Company or any of their Affiliate, or both, are sued by a Third Party alleging that the development, manufacture, sale, offer for sale or other commercialization of a Licensed Product infringes any IP rights of such Third Party, the Party (or its Affiliate) who is sued will immediately give the other Party written notice of same.

9.4.2.
If proceedings as described in Section 9.4.1 are brought, Teva or its designated Affiliate will have the right but not the obligation to defend such action on behalf of the Parties and any expenses or costs incurred by Teva or its designated Affiliate in connection with such action(s), and any costs or amounts awarded to the counterparties in such action(s) will be fully borne by Teva and any recovery in such action will be retained by Teva in full.

9.4.3.
If Teva or its Affiliate does not exercise its right to defend proceedings in a particular jurisdiction pursuant to Section 9.4.2 within sixty (60) days from the date the relevant suit becomes known to Teva, then Company will be entitled to defend such claim at its own cost and expense in such jurisdiction, subject to Teva’s prior written approval in the case of a claim against Teva or its Affiliates, and any recovery in such action will be retained by Company in full, subject to the other terms and conditions of this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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9.5.	General

9.5.1.
The Parties agree to provide each other with reasonable cooperation in the defense of any claims brought against the other Party in connection with the Company IP or Licensed Product and will join any such litigation as a party if required by law.  The Parties agree to execute all documents reasonably necessary for the relevant Party to defend such action and will provide documents and help with making contact with witnesses that are or were their employees, consultants or otherwise connected to them, whose assistance or testimony is necessary in the reasonable judgment of the lawyers who conduct the proceedings.

9.5.2.
In no event will either Party enter into any settlement, consent order, consent judgment or any voluntary disposition of such action that would adversely affect the rights of the other without the prior written consent of such other Party, which consent will not be unreasonably withheld or delayed.

9.6.
Patent Marking.  Teva shall use Commercially Reasonable Efforts to mark, and shall use Commercially Reasonable Efforts to cause its Affiliates and Sublicensees to mark, all Licensed Products sold or distributed pursuant to this Agreement in accordance with applicable patent statutes or regulations in the country or countries of manufacture and/or sale thereof.

10.	Representations and Warranties

10.1.	Mutual Representations. Each Party hereby represents and warrants to the other Party as of the Effective Date that:

10.1.1.	it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and all corporate approvals required have been obtained;

10.1.2.
entering into this Agreement will not constitute a breach of any agreement, contract, understanding and/or obligation, including such Party’s documents of incorporation which it is currently bound; and

10.1.3.
it is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms or conditions of this Agreement, or that would impede the material fulfillment of its obligations hereunder.

10.2.	Company Representations. In addition, Company hereby represents and warrants as of the Effective Date, and as and to the extent provided in Section 3.1.1(c), that:

10.2.1.	to its knowledge, it is the sole and exclusive owner of all rights in and to the Company IP;

10.2.2.	the Company IP listed in Annex 1 represent all Patents within Company’s or it Affiliates’ Control relating to the Targets;;

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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10.2.3.
all rights in and to the Company IP in the Licensed Field are free and clear of any pledge, security interest, encumbrance, prior assignment, option, warrant, right to possession, claim, right or restriction of any kind or nature whatsoever, charge or other lien whether arising by contract, agreement or by operation of law or order of a court;

10.2.4.	to its knowledge, the performance of Company’s obligations under this Agreement and the exploitation by Teva of the License do not and will not infringe any Third Party IP rights;

10.2.5.	to its knowledge, no Person is infringing or threatening to infringe the Company IP;

10.2.6.	it has the right and authority to grant the License Option and the License;

10.2.7.
no legal suit or proceeding by any Third Party exists or, to its knowledge, is threatened against Company contesting the ownership or validity of the Company IP or any part thereof or contesting the possible exploitation of the License (including as it relates to the commercialization of the Licensed Products in the Licensed Field);

10.2.8.	there are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Company or any of its Affiliates relating to the Company IP;

10.2.9.
to its knowledge, the conception, development, and reduction to practice of the Company IP have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person; and

10.2.10.
it has not granted any assignment, license, covenant not to sue, or similar interest or benefit, exclusive or otherwise, to any Third Party relating to the Company IP that conflicts with or limits the rights granted to Teva hereunder.

10.3.	Mutual Covenants. Each Party hereby covenants to the other Party that:

10.3.1.
it will not use in any capacity, in connection with the performance of the activities contemplated by this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.  Each Party agrees to inform the other in writing immediately if it or any Person who is performing services hereunder on its behalf is debarred or is the subject of a conviction described in Section 306, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to the debarment or conviction of it or any Person performing services hereunder; and

10.3.2.
in carrying out its obligations and responsibilities pursuant to this Agreement, each Party will use commercially reasonable efforts to obtain or procure all necessary approvals and consents and will comply with all Applicable Laws and, licenses, permits, approvals and procedures.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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10.4.
Obligation to Correct Inaccuracies.  Without derogating from any of the remedies available to either Party hereunder or under Applicable Law, if either Party will become aware of the inaccuracy of any of the above representations and warranties, such Party will immediately notify the other Party of such in writing.

10.5.
Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS AND MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, PATENTABILITY AND VALIDITY OF ANY PATENTS ISSUED OR PENDING.  Without derogating from the generality of the foregoing, nothing contained in this Agreement is a warranty or representation by any Party that any efforts to be exerted by such Party in connection with this Agreement including without limitation any research or development activities to be performed by them under this Agreement will achieve their aims or succeed, and the Parties make no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such efforts or activities.

11.	Term and Termination

11.1.
Term.  This Agreement will commence on the Effective Date and, unless earlier terminated in accordance with Section 11.2, will terminate with respect to each Target (including the associated Company IP, License Option and Licensed Compounds) upon the earlier of (with respect to the Target) (a) Expiration of the License Option or (b) the date of expiration of the last Royalty Term for the last Licensed Product on a country-by-country basis (such period with respect to each Target, the “Term”).

11.2.	Termination.

11.2.1.
At any time, Teva will have the right, at its sole discretion, to terminate this Agreement for any or for no reason, by providing Company with thirty (30) days prior written notice of such decision.  In this event, Teva will not be obliged to pay any compensation to Company for exercising such termination right.

11.2.2.
Company shall have the right to terminate this Agreement by written notice to Teva in the event Teva or any of its Affiliates or Sublicensees (a) commences any action or asserts any formal position in any forum (including a court, patent office or arbitral tribunal and whether in the form of petition for declaratory relief, claims, counterclaims, defenses, interferences, petitions for reexamination, oppositions or otherwise) that any patents or patent applications included in the Company IP are invalid, unenforceable or should not issue (including with respect to any claims therein) or (b) knowingly assist any Third Party to do any of the foregoing, which termination shall be effective on the date set forth in such notice.

11.2.3.
Without derogating from any other remedies that either Party may have under the terms of this Agreement, the Share Purchase Agreement, the Research Agreement or Applicable Law, each Party will have the right to terminate this Agreement upon the occurrence of any of the following:

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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(a)	the other Party commits a material breach of this Agreement and fails to remedy that breach within forty-five (45) days after being requested to do so, in writing, by the non-breaching Party; or

(b)
upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding, such right to terminate will only become effective if such other Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

Notwithstanding the immediately preceding provision of this Section 11.2.3(b), all rights and licenses granted pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that Teva and Company will retain and may fully exercise all of their respective rights, remedies and elections under the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy or reorganization case by or against a Party under the Bankruptcy Code, the other Party will be entitled to all applicable rights under Section 365 (including Section 365(n)) of the Bankruptcy Code.  Upon rejection of this Agreement by a Party or a trustee in bankruptcy for such Party, pursuant to Section 365(n), the other Party may elect: (a) to treat this Agreement as terminated by such rejection; or (b) to retain its rights (including any right to enforce any exclusivity provision of this Agreement) to intellectual property (including any embodiment of such intellectual property) under this Agreement and under any agreement supplementary to this Agreement for the duration of this Agreement and any period for which this Agreement could have been extended by such other Party, subject, however, to the continued payment of all amounts owing under this Agreement, all of which amounts will be deemed to be royalties for purposes of Section 365(n) of the Bankruptcy Code.  Upon written request to the trustee in bankruptcy or bankrupt Party, the trustee or Party, as applicable, will: (a) provide to the other Party any IP held by the trustee or the bankrupt Party and will provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such IP; and (b) not interfere with the rights of the other Party to such IP as provided in this Agreement or any agreement supplementary to this Agreement, including any right to obtain such IP (or such embodiment or duplicates thereof) from a Third Party.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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11.3.	Rights and Obligations Upon Termination

11.3.1.
Upon termination of this Agreement pursuant to Section 11.2.1 or 11.2.2 or due to the breach or bankruptcy of Teva pursuant to Section 11.2.3, Teva shall (and shall cause its Affiliates and Sublicensees to): (a) promptly transfer to Company copies of all data, reports, records and materials in Teva’s possession or control relevant to the development, manufacturing or commercialization of Licensed Compounds or Licensed Products generated during the Term that are solely and directly related to the Licensed Compounds or Licensed Products, provided that Teva may retain one copy for archival purposes only; (b) at Company’s request, transfer to Company ownership of any INDs, regulatory applications, regulatory approvals and any other regulatory filings or submissions for Licensed Products; (c) grant Company a non-exclusive, royalty-free, fully paid-up license, with right to sublicense, to those Patents in the Territory and IP of Teva and its Affiliates and Sublicensees that specifically claim or solely and directly relate to the Licensed Compounds or Licensed Products, the use of the Licensed Compounds or Licensed Products or the methods of making the Licensed Compounds or Licensed Products developed by Teva or its Affiliates or Sublicensees during the Term in connection with this Agreement; (d) reasonably cooperate with Company upon its request, to provide an orderly transition to Company or its designee of the development, manufacturing and commercialization activities being performed by Teva or its Affiliates or Sublicensees with respect to Licensed Compounds and Licensed Products; and (e) upon request, cooperate in the transition to Company or its designee of any arrangement with a contractor or subcontractor for the supply of Licensed Compounds, Licensed Products, their constituents or intermediaries or services related thereto.

11.3.2.
Except as provided in Sections 11.2.3(b) and 11.3.1, upon termination of this Agreement for any reason, each Party, at the request of the other Party, will immediately return to the other Party all materials, reports, updates, documentation, written instructions, notes, memoranda, discs or records or other documentation or physical matter of whatsoever nature or description provided by the other Party, except in the event that such material is owned by such Party pursuant to the terms of this Agreement, and provided that each Party will be allowed to retain one copy for archival purposes.

11.3.3.
At the request of either Party, the other Party will execute and deliver such assignments and licenses and other documents as may be necessary to fully vest in the requesting Party all right, title and interest to which it is entitled pursuant to this Section 11.

11.3.4.
Upon termination of this Agreement for any reason each Party will be entitled to collect any debt or accrued obligation then owed to it by the other Party, and the Parties will arrange for the orderly and prompt transfer by Teva to Company of the filing, prosecution and maintenance of all Patents included in the Company IP that Teva has been handling pursuant to Section 9.1.2.

11.3.5.
Except as otherwise provided in this Agreement, all accrued obligations and all rights and obligations under Sections 6.5 (in the case of expiry), 7, 8, 11, 12, 13, 14, 15, 16, 18, 26 and 27 will survive the termination or expiry of this Agreement or the Term with respect to each Target.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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12.	Indemnification

12.1.	Teva’s Indemnification

12.1.1.
Teva will indemnify, defend, and hold harmless each of Company, its Affiliates and their respective directors, officers, employees,  agents, successors, heirs and assigns (the “Company Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses) incurred by or imposed upon any of the Company Indemnitees in connection with any claims, suits, actions, demands or judgments of third parties (“Claims”) arising pursuant to a breach of a representation or warranty by Teva under this Agreement, concerning the negligent acts or omissions to act by any Teva Indemnitees or their subcontractors, or arising from the development, manufacture or commercialization of Licensed Compounds or Licensed Products hereunder (including product liability claims), except in cases where, and to the extent that, such Claims result from the breach of this Agreement, negligence or willful misconduct by or on the part of any of the Company Indemnitees and/or any misrepresentation by Company under this Agreement.

12.1.2.
Teva’s undertakings under Section 12.1.1 above will be subject to: (a) receipt of prompt written notice of any Claim by the Company Indemnitee, provided, however, that the failure to give such notice will not affect Teva’s indemnification undertakings provided hereunder except to the extent Teva will have been actually prejudiced as a result of such failure; (b) the cooperation of the Company Indemnitee(s) regarding the response to and the defense of any such Claim; and (c) Teva’s right, by written notice to the Company Indemnitees, to assume the defense of the Claim or represent the interests of the Company Indemnitees with respect to such Claim, that will include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Company Indemnitees and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement will be made without the written consent of the Company Indemnitees, such consent not to be unreasonably withheld or delayed.  Nothing herein will prevent the Company Indemnitees from retaining their own counsel and participating in their own defense at their own cost and expense.

12.2.	Company’s Indemnification

12.2.1.
Company will indemnify, defend, and hold harmless each of Teva, its Affiliates and their respective directors, officers, employees, agents, successors, heirs and assigns (the “Teva Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorney’s fees and expenses) incurred by or imposed upon any of the Teva Indemnitees in connection with any Claims arising pursuant to a breach of a representation or warranty by Company under this Agreement and/or concerning negligent acts or omissions to act by Company Indemnitees or their subcontractors in the activities of Company under this Agreement, except in cases where, and to the extent that, such Claims result from the breach of this Agreement, negligence or willful misconduct by or on the part of any of the Teva Indemnitees and/or any misrepresentation by Teva under this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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12.2.2.
Company’s undertakings under Section 12.2.1 above will be subject to: (a) receipt of prompt written notice of any Claim by the Teva Indemnitee; provided, however, that the failure to give such notice will not affect their indemnification undertakings provided hereunder except to the extent Company will have been actually prejudiced as a result of such failure; (b) the cooperation of the Teva Indemnitee(s) regarding the response to and the defense of any such Claim; and (c) Company’s right, by written notice to the Teva Indemnitees, to assume the defense of the Claim or represent the interests of the Teva Indemnitees with respect to such Claim, that will include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Teva Indemnitees and to propose, accept or reject offers of settlement, all at its sole cost; provided however, that no such settlement will be made without the written consent of the Teva Indemnitees, such consent not to be unreasonably withheld or delayed.  Nothing herein will prevent the Teva Indemnitees from retaining their own counsel and participating in their own defense at their own cost and expense.

13.	Insurance

13.1.
Each Party will maintain, for the Term and thereafter, insurance sufficient to cover its obligations under this Agreement and under law as it customarily maintains for similar activities in the regular course of its business.  Teva may fulfill its obligation under this Section 13 to obtain insurance by the maintenance of appropriate self insurance regardless of the nature or title thereof.

13.2.
During the Term, Company will maintain, at its cost, insurance against legal liability and other risks associated with its activities and obligations under this Agreement, in such amounts which in any case will not be less than two million U.S. Dollars ($2,000,000) subject to such deductibles and on such terms as are customary for a company such as Company for the activities to be conducted by it under this Agreement.  Company will furnish Teva with evidence of such insurance upon Teva’s request.

14.	Limitation of Liability

EXCEPT IN THE CASE OF A WILLFUL OR FRAUDULENT MISREPRESENTATION UNDER THIS AGREEMENT, THE RESEARCH AGREEMENT OR THE SHARE PURCHASE AGREEMENT, AND EXCEPT WITH RESPECT TO THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS WITH RESPECT TO CLAIMS PAYABLE TO THIRD PARTIES UNDER SECTION 12 OF THIS AGREEMENT AND THE PARTIES’ OBLIGATIONS UNDER SECTION 15 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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15.	Confidentiality

15.1.
No Disclosure.  Other than as expressly set forth herein, Teva and Company undertake to treat and to maintain and to ensure that their Representatives (as defined below) will treat and maintain, in strict confidence and secrecy any information disclosed by either Party under this Agreement, whether disclosed in oral or visual form or in writing and will keep in confidence the existence and contents of this Agreement (the “Confidential Information”) and will not disclose, publish, or disseminate in any manner, any Confidential Information including, without limitation, any aspect thereof, to a Third Party other than those of its Representatives with a need to know such Confidential Information.  In addition, each Party agrees to treat and maintain (and to ensure that its Representatives treat and maintain) in strict confidence and secrecy and to prevent any unauthorized use, disclosure, publication, or dissemination of the Confidential Information, except for the purposes of this Agreement.  Each Party agrees to be responsible for any use or disclosure of Confidential Information by any of its Representatives.

15.2.	Maintaining Confidentiality. Each Party will:

15.2.1.	safeguard and keep secret all Confidential Information, and will not directly or indirectly disclose to any Third Party the Confidential Information without written permission of the other Party; and

15.2.2.
in performing its duties and obligations hereunder, use at least the same degree of care as it does with respect to its own Confidential Information of like importance but, in any event, at least reasonable care.

15.3.	Exceptions. The undertakings and obligations under Sections 15.1 and 15.2 will not apply to any part of the Confidential Information which:

15.3.1.	was known to the recipient of the Confidential Information (the “Recipient”) prior to disclosure by the disclosing Party (the “Discloser”);

15.3.2.	was generally available to the public prior to disclosure to the Recipient;

15.3.3.	is disclosed to the Recipient by a Third Party who is not bound by any confidentiality obligation, having a legal right to make such disclosure;

15.3.4.	has become through no act or failure to act on the part of the Recipient public information or generally available to the public;

15.3.5.	was independently developed by the Recipient without reference to or reliance upon the Confidential Information; or

15.3.6.
is required to be disclosed by the Recipient by law, by court order, or governmental regulation (including securities laws and/or exchange regulations), provided that the Recipient gives the Discloser reasonable notice prior to any such disclosure and cooperates (at the Discloser’s expense) with the Discloser to assist the Discloser in obtaining a protective order or other suitable protection from disclosure (if available) with respect to such Confidential Information.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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15.4.	Disclosure Required by Law, Non-Disclosure Agreements. Notwithstanding the foregoing:

15.4.1.
in the event that either Party is required to disclose Confidential Information pursuant to securities laws, then, prior to such disclosure, the text of such disclosure will be provided to the other Party for its comment and review and such disclosing Party shall consider the comments of the other Party in good faith; and

15.4.2.
each Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Laws, as well as to Sublicensees pursuant to appropriate non-disclosure arrangements, provided, however, that prior to any disclosure, the disclosing Party will consult with the non-disclosing Party and give good faith consideration to deleting information requested by the non-disclosing Party, including business sensitive information.

15.5.	Notice of Breach. Each Party agrees to inform the other Party of any breach or threatened breach of the provisions hereof by its Representatives.

15.6.
Remedies.  Teva and Company each acknowledges that their respective Confidential Information is of special and unique significance to each of them and that any unauthorized disclosure or use of the Confidential Information could cause irreparable harm and significant injury to the Discloser that may be difficult to ascertain.  Accordingly, any breach of this Agreement may entitle the aggrieved Party in addition to any other right or remedy that it may have available to it by law or in equity, to remedies of injunction, specific performance and other relief, including recourse in a court of law.

15.7.	Duration. The provisions relating to confidentiality in this Section 15 will remain in effect during the Term and for a period of seven (7) years thereafter.

15.8.
Representatives Defined.  For the purposes of this Section 15, “Representatives” will mean employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on either Party’s behalf, individually or collectively, including prospective Affiliates, acquirors, investors and lenders who have executed a confidentiality agreement with terms substantially similar to the restrictions imposed by this Section 15, which will be exposed to Confidential Information; provided, however, that in no event shall Company disclose to pharmaceutical companies that are competitors of Teva any of Teva’s Confidential Information pertaining to its Intellectual Property (except in connection with a sublicense pursuant to Section 11.3.1) or business plans.

16.	Publication

16.1.
Public Statements Relating to this Agreement.  Except as required by Applicable Law, Company will not issue any press release, make any public statement or advertise any information pertaining to this Agreement, or to the collaboration hereunder, without the prior written approval of Teva, which approval will not be unreasonably withheld or delayed.  Without derogating from the foregoing, disclosure required under Applicable Law will not be subject to the written approval of Teva; provided, however, that Company will give Teva sufficient notice, as far as practicable under law, of such required disclosure as to enable Teva time to object to such disclosure and will reasonably strive to implement any comments provided by Teva.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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16.2.
Proposed Publications.  After the Initial Investment with respect to a Target and until the earlier of Expiration of the License Option or termination of Teva's applicable rights under a License with respect to the Target, Company will not submit for written or oral publication any manuscript, abstract or the like relating to Company IP, any Licensed Compound or any Licensed Product with respect to the Target in the Licensed Field without the prior written consent of Teva.  Prior to Exercise of the applicable License Option and after termination of its applicable rights under a License, Teva will not submit for written or oral publication any manuscript, abstract or the like relating to any Company IP, any Licensed Compound or any Licensed Product without the prior written consent of Company.  If a Party desires to submit such publication during the prohibited window, it shall first deliver to the other Party, for the other Party’s prior written consent, the proposed publication or an outline of the oral disclosure at least thirty (30) days prior to planned submission or presentation.

17.	Independent Contractors

17.1.
Status.  In performing under and with respect to this Agreement, the Parties will be independent contractors and their relationship will not constitute a partnership, joint venture or agency.  Neither Party will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior consent of such other Party.

17.2.
Responsibility.  Each Party agrees that its employees, officers, agents, subcontractors, consultants, and/or any other person or entity acting on its behalf, individually or collectively, will be the sole responsibility of such Party and will not be considered at any time as employees of the other Party and will not have any claims against the other Party whatsoever.

18.	Miscellaneous Payment and Tax Provisions

18.1.
Overdue Payments.  Any payments under this Agreement that are overdue shall bear interest at the six (6) month LIBOR rate for the first business day of each month plus three (3) percentage points or the maximum permitted by applicable law, whichever is less.

18.2.
Withholding.  If Applicable Laws require that taxes be withheld from any amounts due to Company under this Agreement, Teva will: (a) deduct these taxes from the remittable amount; (b) pay the taxes to the proper taxing authority; and (c) deliver to Company a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.  For the avoidance of doubt, any amounts due to Company under this Agreement will be reduced by any withholding or similar taxes applicable to such payment, such that the actual maximum payment by Teva will not exceed the amounts or the rates provided in this Agreement.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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19.	Assignment

This Agreement may not be assigned or otherwise transferred by a Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement (in whole or in part) (a) to an Affiliate (provided that such assignment shall be null and void if it ceases being an Affiliate) and (b) in connection with the sale of all or substantially all of its assets or in connection with a merger, consolidation or similar transaction; provided,  however, where such assignee is a competitor of Teva or where such successor entity is controlled by a competitor of Teva, Teva (i) shall not be obligated to disclose any Confidential Information pertaining to Teva’s Intellectual Property (except in connection with a sublicense pursuant to Section 11.3.1) or business plans to such assignee or successor entity during the remainder of the Term, (ii) may request the immediate return or destruction of Teva's Confidential Information previously disclosed to Company pertaining to Teva’s Intellectual Property (except in connection with a sublicense pursuant to Section 11.3.1) or business plans, and (iii) may terminate the JDC at its sole discretion.  The assignee shall agree in writing to be bound by the provisions of this Agreement.  Any such assignment shall not relieve the Party of its responsibilities for performance of its obligations under this Agreement and shall not increase, in the case of an assignment to an Affiliate, the taxes to be withheld pursuant to Section 18.2.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assignees of the Parties.  Any assignment not in accordance with this Agreement shall be null and void.

20.	Amendments

No amendment of this Agreement will be valid unless it is in writing and signed by, or on behalf of, each of the Parties.

21.	Severance

Should any part or provision of this Agreement be held unenforceable or in conflict with the Applicable Laws of any applicable jurisdiction, the invalid or unenforceable part or provision will, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement will remain in full force and effect and binding upon the Parties.

22.	Entire Agreement

This Agreement, the Research Agreement and the Share Purchase Agreement and their respective annexes, exhibits and schedules constitute the entire agreement between the Parties with respect to its subject matter and supersede all prior agreements, arrangements, dealings or writings between the Parties.  The English original of this Agreement will prevail over any translations thereof.

23.	Waiver

No waiver of a breach or default hereunder will be considered valid unless in writing and signed by the Party giving such waiver and no such waiver will be deemed a waiver of any subsequent breach or default of the same or similar nature.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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24.	Further Assurances

Each Party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

25.	Third Parties

None of the provisions of this Agreement will be enforceable by any person who is not a party to this Agreement.

26.	Notices

Any notice, declaration or other communication required or authorized to be given by any Party under this Agreement to the other Party will be in writing in the English language and will be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other Party at the address stated below or such other address as will be specified by the Parties by notice in accordance with the provisions of this Section 26.  Any notice will operate and be deemed to have been served, if personally delivered, sent by fax or by courier on the next following Business Day.

Teva’s and Company’s addresses for the purposes of this Agreement will be as follows:

If to Teva:

Teva Pharmaceutical Industries Ltd.
Innovative Ventures
Attention: Dr. Aharon Schwartz
16 Basel Street, Petah Tiqva 49131, Israel
Telephone:                    972-3-9267277
Facsimile:                      972-3-9267581

With a copy (that will not constitute notice) to:
Teva Pharmaceutical Industries Ltd.
Attention: General Counsel, Legal Department
5 Basel Street, Petah Tiqva 49131, Israel
Telephone:                    972-3-926-7297
Facsimile:                      972-3-926-7429

If to Company:

Company:                    Cocrystal Discovery, Inc.
Attention: Chief Executive Officer
19805 North Creek Parkway
Bothell, WA 98011
Telephone:                    (206) 605-6911
Facsimile:                    (435) 398-7178

With a copy (that will not constitute notice) to:
Perkins Coie LLP
1201 3rd Avenue, Suite 4800
Seattle, WA 98101
Telephone:                    (206) 359-8660
Facsimile:                      (206) 359-9660

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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27.	Governing Law and Jurisdiction

This Agreement will be governed by and construed under the substantive laws of the State of New York, U.S.A., without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.  All actions, suits or proceedings arising out of or relating to this Agreement will be heard and determined in any state or federal court having jurisdiction of the Parties and the subject matter of the dispute, sitting in the Southern District of New York, Borough of Manhattan if initiated by Company and sitting in the Western District of Washington if initiated by Teva, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by notice in accordance with Section 26 (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law.  Prior to commencement of any legal action, suit or proceeding arising out of or relating to this Agreement, the Parties will first present their dispute to the Executive Officers of Teva and Company for resolution.  If the Executive Officers are unable to resolve the dispute within thirty (30) days through good faith negotiations, either Party may then seek resolution of the dispute at law or equity in the forum set forth above.

28.	Force Majeure

28.1.
If either Party is prevented from fulfilling its obligations under this Agreement by reason of any supervening event beyond its control (including but not limited to war, national emergency, flood, earthquake, strike or lockout), the Party unable to fulfill its obligations (the “Incapacitated Party”) will immediately give notice of this incapacity and the period during which such incapacity is expected to continue to the other Party and will do everything reasonably within its power to resume full performance of its obligations as soon as possible.

28.2.
Subject to compliance with the requirements of Section 28.1, the Incapacitated Party will not be deemed to be in breach of its obligations under this Agreement during the period of incapacity in the circumstances referred to in Section 28.1 and the other Party will continue to perform its obligations under this Agreement save only in so far as they are dependent on the prior performance by the Incapacitated Party of its obligations which it cannot perform during the period of incapacity.

29.	Export Regulations.

Teva acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the U.S. Department of Commerce.  These laws and regulations, among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries.  Teva shall use Commercially Reasonable Efforts to comply with all United States laws and regulations controlling the export of commodities and technical data and that it will be responsible for any violation of such laws and regulations by it, its Affiliates or its Sublicensees.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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30.	Interpretation

The Parties have had the opportunity to have this Agreement reviewed by an attorney; therefore, neither this Agreement nor any provision hereof will be construed against the drafter of this Agreement.

31.	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax or by portable document format), each of which will be deemed to be an original, but all of which taken together will be deemed to constitute one and the same instrument.

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representatives:

TEVA PHARMACEUTICAL INDUSTRIES LIMITED	COCRYSTAL DISCOVERY, INC.
signature: _______________________ name: __________________________ designation: _____________________	signature: _______________________ name: __________________________ designation: _____________________
signature: _______________________ name: __________________________ designation: _____________________

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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Annex 1

Company IP
With Respect to the First Target

Country	Appln No.	Appln Date	Title	Publn No.	Publn Date	Patent No.	Patent Date	Status
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission.
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